Exhibit 5.1

Squire Patton Boggs (US) LLP 201 E. Fourth St., Suite 1900 Cincinnati, Ohio 45202

O +1 513 361 1200 F +1 513 361 1201 squirepattonboggs.com

July 21, 2026

M&T Bank Corporation

One M&T Plaza

Buffalo, NY 14203

Re:	M&T Bank Corporation Depositary Shares, Each Representing a 1/400th Ownership Interest in a Share of Perpetual 6.625% Non-Cumulative Preferred Stock, Series L

Ladies and Gentlemen:

We have acted as counsel to M&T Bank Corporation, a New York corporation (the “Company”). Our opinion has been requested with respect to certain matters in connection with the issuance and sale of an aggregate of 24,000,000 Depositary Shares (the “Depositary Shares”), each representing a 1/400th ownership interest in a share of the Company’s Perpetual 6.625% Non-Cumulative Preferred Stock, Series L, par value $1.00 per share, with a liquidation preference of $10,000 per share (the “Preferred Stock”), evidenced by the depositary receipt (the “Depositary Receipt”), pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-274646) (the “Registration Statement”), a final prospectus supplement (including base prospectus), dated July 16, 2026 (the “Prospectus”), the Underwriting Agreement, dated July 16, 2026, between the Company, on the one hand, and BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, M&T Securities, Inc., Raymond James & Associates, Inc., UBS Securities LLC, and Wells Fargo Securities, LLC, as representatives of the Underwriters named in Schedule A to the Underwriting Agreement (the “Underwriting Agreement”), on the other hand, and the Deposit Agreement, dated as of July 21, 2026, among the Company, Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary (the “Depositary”), and the holders from time to time of Depositary Receipt described therein (the “Deposit Agreement”).

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation (including, without limitation, the Certificate of Amendment relating to the Preferred Stock, filed with the New York Secretary of State on July 17, 2026) and the Amended and Restated Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company, or a duly authorized committee or subcommittee thereof; (iii) the Registration Statement and the Prospectus; (iv) the Underwriting Agreement; (v) the Deposit Agreement; (vi) the Depositary Receipt; and (vii) such other certificates, instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such review, we have assumed (i) the genuineness of all signatures and the legal competence of all signatories; (ii) the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action

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M&T Bank Corporation July 21, 2026 Page 2	Squire Patton Boggs (US) LLP

(corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties; and (iv) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company.

This opinion is limited to the laws of the State of New York, excluding local laws of the State of New York (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of New York and judicial decisions to the extent they deal with any of the foregoing), and the federal laws of the United States of America that are, in our experience, normally applicable to the transactions of the type provided for in the Registration Statement, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (i) the shares of Preferred Stock have been duly authorized and, when issued and delivered by the Company to the Depositary in accordance with the terms of the Underwriting Agreement and the Deposit Agreement, as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, and (ii) the Depositary Shares have been duly authorized and, when issued and sold in accordance with the terms of the Underwriting Agreement and the Deposit Agreement, as described in the Registration Statement and the Prospectus, will be validly issued and will represent legal and valid interests in the Preferred Stock and the holders of the Depositary Shares will be entitled to the rights specified in the Depositary Receipt and the Deposit Agreement, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on July 21, 2026, and thereby incorporated by reference into the Registration Statement, and to the use of our name in the Prospectus under the caption “Validity of Securities” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Respectfully submitted,

/s/ Squire Patton Boggs (US) LLP